Exhibit 10.22

* Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL SETTLEMENT & LICENSE AGREEMENT

This CONFIDENTIAL SETTLEMENT & LICENSE AGREEMENT (“Agreement”) is entered into and made effective as of October 16, 2009 (“Effective Date”) by and between SonoSite, Inc., a Washington corporation, and General Electric Company, a New York corporation.

1. BACKGROUND

1.1 GE and SonoSite each manufacture and sell ultrasound products.

1.2 GE and SonoSite each own patents and patent applications in the area of ultrasound technology.

1.3 GE and SonoSite are engaged in several pending patent disputes and desire to resolve those disputes as well as to accomplish certain additional, mutually desirable business objectives.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

2. DEFINITIONS

2.1 “Actions” means, collectively, (a) the parties’ lawsuit in the federal district court for the Western District of Wisconsin, Case No. 08-cv-298-bbc, (b) the parties’ Federal Circuit appeal of the lawsuit from the Western District of Wisconsin, Case No. 07-C-0273-C, as well as all claims and counterclaims in the underlying case, and (c) the parties’ nullity action in the German Federal Patents Court, Case No. 4 Ni 33/09 (EU).

2.2 “Affiliate” of a party hereto means any corporation, limited liability company, partnership, joint venture or other legal person or entity of any kind that now or in the future is directly or indirectly controlled by, or is under common control with, such party, but only so long as such control exists. For purposes of this definition, “control” or “controlled” shall mean, with respect to: (a) a corporation, the direct or indirect ownership of a majority of the stock entitled to vote upon election of directors or persons performing similar functions, or direct or indirect ownership of the maximum percentage of such stock permitted under local laws or regulations in those countries where majority ownership by a foreign entity is not permitted, and (b) any other entity, the affirmative power to direct or cause the direction of the management and policies of such entity (whether through ownership of securities, partnership or membership interests, by contract, by membership in the board of directors, management committee or other management structure of such entity, or otherwise).

2.3 “Average Sales Price” means, for a Royalty-Based Product, the average Net Sales amount for such Royalty-Based Product during the [**] quarter [**] during which such Royalty-Based Product is Sold. In calculating the Average Sales Price [**] shall not be included when calculating the Average Sales Price of such Royalty-Based Product in [**]. For the [**] of Sales of a Royalty-Based Product, Average Sales Price shall mean the average of [**] of the Net Sales amounts for that Royalty-Based Product in [**]; provided that Royalty-Based Products that are Sold by or on behalf of GE in [**] for no cash consideration shall be excluded [**] is determined.

2.4 “Change of Control” of an entity means the occurrence of any of the following events:

(a) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the entity possessing greater than fifty percent (50%) of the total combined voting power of the entity’s securities outstanding immediately after such acquisition; or

(b) the consummation by the entity of (i) a merger, consolidation, reorganization or business combination or (ii) a sale or other disposition of all or substantially all of the entity’s assets related to medical ultrasound, in each case, other than a transaction in which the holders of the equity interests in the entity immediately prior to the transaction will, immediately after such transaction, have greater than fifty percent (50%) of the voting power of the equity interests in the entity that survives the merger, consolidation, reorganization or business combination or acquire all or substantially all of the entity’s assets related to medical ultrasound or otherwise succeed to the business of the entity, which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders’ ownership of the equity interests in the entity immediately before such transaction.

2.5 “Claim” or “Claims” means any and all claims, counterclaims, cross-claims, defenses, affirmative defenses, causes of action of any type (whether common law, statutory, regulatory or administrative, and whether reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured), demands, disputes, damages, costs, losses, detriments, interest, expenses, penalties, attorneys’ fees, actions, controversies, suits and civil actions, whether known or unknown, as against each other, relating to, arising out of, or in any way concerning the Actions.

2.6 [**] means, in a given [**], a Royalty-Based Product with a Net Sales [**] (as determined for the [**]) for such Royalty-Based Product.

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2.7 “GE” means General Electric Company, a New York corporation, and its current and future Affiliates, directors, officers, employees, divisions, representatives and agents, including, without limitation, distributors and wholesalers.

2.8 “Licensed GE Patents” means U.S. Patent Nos. 4,932,415, 5,584,294, 6,102,859, 6,120,447, 6,210,327 and 6,418,225, and their corresponding Patent Families.

2.9 “Licensed GE Products” means current and future GE ultrasound products and any associated components, accessories and/or services that, absent the license granted to GE hereunder, would infringe one or more of the Licensed SonoSite Patents.

2.10 “Licensed SonoSite Patents” means U.S. Patent Nos. 5,722,412, 5,817,024, 6,364,839, 6,471,651, 6,569,101 and 6,962,566, and their corresponding Patent Families. For the avoidance of doubt, all of the patents and applications claiming priority to U.S. App. No. 08/672,782 (filed on June 28, 1996) are included in this definition.

2.11 “Licensed SonoSite Products” means current and future SonoSite ultrasound products and any associated components, accessories and/or services that, absent the license granted to SonoSite hereunder, would infringe one or more of the Licensed GE Patents.

2.12 “Net Sales” means, with respect to each Royalty-Based Product, [**]. All such deductions shall be determined under Generally Accepted Accounting Principles in the United States, consistently applied. Any invoice payments received in currencies other than U.S. Dollars shall be converted into U.S. Dollars using the same method the General Electric Company uses for its own financial accounting purposes.

2.13 “Patent Family” of a patent or patent application referenced herein means: (a) the earliest patent application, anywhere in the world, to which the referenced patent or patent application claims priority; (b) all patent applications, anywhere in the world, that now or in the future directly or indirectly claim priority to the patent application identified in (a) above; and (c) all patent rights of any type granted at any time anywhere in the world on any of the patent applications identified in (a) or (b) above. For the avoidance of doubt, (b) above includes, without limitation, all continuation, continuation-in-part, divisional or foreign counterpart applications that directly or indirectly claim priority to the patent application identified in (a) above.

2.14 “Royalty-Based Product” means a current or future Licensed GE Product that consists of [**]. Any dispute concerning what should or should not be included for purposes of determining the relevant weight of such ultrasound system shall be resolved pursuant to Section 6.2 hereof and shall be in accordance with the Opinion and Order of May 26, 2009, issued by the United States District Court for the Western District of Wisconsin.

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2.15 “Royalty Period” means, unless terminated earlier pursuant to Section 11, the period of time beginning on the Effective Date and continuing until the expiration of U.S. Patent No. 5,722,412.

2.16 “Sale” or “Sold” means any sale or transfer of title, whether by lease, donation, or otherwise.

2.17 “SonoSite” means SonoSite, Inc., a Washington corporation, and its current and future Affiliates, directors, officers, employees, divisions, representatives and agents, including, without limitation, distributors and wholesalers.

2.18 “Territory” means the world.

2.19 “Third Party” means any person or entity other than GE or SonoSite.

3. LITIGATION DISMISSAL AND GENERAL RELEASES

3.1 Vacation of Rulings and Dismissal of Lawsuits. Either party may, within five (5) business days of the Effective Date, cause their counsel to prepare and submit to the Western District of Wisconsin and to the Court of Appeals for the Federal Circuit documents necessary to request vacatur of the substantive rulings made by the Western District of Wisconsin in the Actions. The moving party shall be permitted to represent that the non-moving party has no objection to said request. Within five (5) business days following the order(s) by the Western District of Wisconsin vacating or denying vacatur of its substantive rulings (or the expiration of the initial five day period if neither party seeks vacatur), the parties shall cause their counsel to dismiss with prejudice, on the merits, without costs, fees or other award to either party, all of their Claims in the Actions. The parties shall cause their counsel to cooperate in filing or lodging any additional documents required to obtain the vacation of substantive rulings and dismissal of the Actions with prejudice.

3.2 General Release by GE. In consideration of the promises and covenants herein contained and the licenses and releases granted by SonoSite to GE in Section 4, GE does hereby remise, forgive, release and forever discharge SonoSite and its successors-in-interest and permitted assigns from any and all Claims, actions, causes of action, liabilities, obligations and demands, of any nature whatsoever, arising prior to the Effective Date now known or which may hereafter become known, with respect to any of the matters referred to in the Actions or matters relating thereto, arising out of, or in any way concerning the Claims. It is the intent of the parties and of this Agreement to give the broadest release and discharge of activities prior to the Effective Date possible under the law.

3.3 General Release by SonoSite. In consideration of the promises and covenants herein contained and the licenses and releases granted by GE to SonoSite in Section 4, SonoSite does hereby remise, forgive, release and forever discharge GE and its successors-in-interest and permitted assigns from any and all Claims, actions, causes of action, liabilities, obligations and demands, of any nature whatsoever, arising prior to the Effective Date now known or which may hereafter become known, with respect to any of the matters referred to in the Actions or matters relating thereto, arising out of, or in any way concerning the Claims. It is the intent of the parties and of this Agreement to give the broadest release and discharge of activities prior to the Effective Date possible under the law.

4. PATENT LICENSES & RELEASES

4.1 GE Patents. Subject to GE’s termination rights under Section 11, GE grants to SonoSite, and direct and indirect customers of Licensed SonoSite Products, a non-exclusive, non-transferable, fully paid-up, perpetual, worldwide license under the Licensed GE Patents, without the right to sublicense, to make, have made, use, offer to sell, sell, import, or otherwise dispose of Licensed SonoSite Products in the Territory. GE releases SonoSite (as “SonoSite” is constituted as of the Effective Date), and direct and indirect customers of Licensed SonoSite Products, from any and all claims, demands, and rights of action for any direct or indirect infringement of the Licensed GE Patents occurring before the Effective Date.

4.2 SonoSite Patents. Subject to SonoSite’s termination right under Section 11, SonoSite grants to GE, and direct and indirect customers of Licensed GE Products, a non-exclusive, non-transferable, perpetual, worldwide license under the Licensed SonoSite Patents, without the right to sublicense, to make, have made, use, offer to sell, sell, import, or otherwise dispose of Licensed GE Products in the Territory. SonoSite releases GE (as “GE” is constituted as of the Effective Date), and direct and indirect customers of Licensed GE Products, from any and all claims, demands, and rights of action for any direct or indirect infringement of the Licensed SonoSite Patents occurring before the Effective Date.

4.3 No Implied Licenses. Other than as expressly stated herein, no licenses or other rights are granted or may be implied to SonoSite or GE under this Agreement, whether by implication, inducement, estoppel or otherwise.

4.4 Patent Challenge. In consideration of the licenses and releases granted by each party to the other party under Sections 3 and 4 and the other terms and conditions of this Agreement, during the term of this Agreement GE and SonoSite shall not challenge the validity or enforceability of any of the other party’s patents for which a non-exclusive license has been granted to the licensee party hereunder, including, without limitation, in a reissue, re-examination, interference or opposition proceeding, and such licensee party shall not support or assist any Third Party in challenging the validity or enforceability, or infringement of such licensor party’s patents, including, without limitation, in a reissue, re-examination, interference or opposition proceeding or through the use of documents, information and/or other work product pertaining to such licensor party’s patents that such licensee party and/or its attorneys developed in connection with the Actions. This Section 4.4 shall not apply to a party hereto if, during the term of this Agreement: (a) such party is accused of infringing one or more of the patents licensed to that party under this Agreement, or (b) such party is obligated to provide information, support or assistance to a Third Party pursuant to any compulsory process of any court, administrative or legislative body (and in such event, such party shall provide at least fourteen (14) days prior written notice to the other party such that the other party may file a motion to quash or take other appropriate action).

5. ROYALTIES

5.1 Initial Royalty Payment. As partial consideration for GE’s license under SonoSite’s U.S. Patent No. 5,722,412, GE shall pay SonoSite a non-refundable, non-creditable, initial royalty payment of Twenty-one Million and No/100 U.S. Dollars ($21,000,000.00) (the “Initial Payment”). GE’s obligation to make the Initial Payment shall be irrevocable, regardless of any patent office actions or court ruling regarding U.S. Patent No. 5,722,412. GE shall pay such Initial Payment to SonoSite within ten (10) business days of the Effective Date. GE shall make such Initial Payment using a wire transfer to the following bank account:

[**]

[**]

[**]

[**]

[**]

5.2 Ongoing Royalty Payments. As partial consideration for GE’s license under SonoSite’s U.S. Patent No. 5,722,412, at the point of initial Sale of each Royalty-Based Product during the Royalty Period, GE shall pay SonoSite ongoing royalties of:

For each Royalty-Based Product that is [**] of the [**] of such Royalty-Based Product; and

For each Royalty-Based Product that is [**] of [**] Sales of such Royalty-Based Product.

If any Royalty-Based Products have been made in the United States prior to the Royalty Period expiration date, but have not been Sold by or on behalf of GE to Third Parties before the Royalty Period expiration date (“Unsold RBP”), then within [**] during the period from the Royalty Period expiration date until the [**] of such expiration date, GE shall pay SonoSite the applicable royalty payment set forth in this Section 5.2 for all Unsold RBP Sold on or after the Royalty Period expiration date but before the [**] of the Royalty Period expiration date. No royalty shall be due for Sales of Royalty-Based Products for which a royalty has already been paid, and no royalty shall be due on Sales of ultrasound system hardware components, accessories or software that constitute less than a complete Royalty-Based Product following the initial Sale. For the avoidance of doubt, Sales of Royalty-Based Products within GE for resale or transfer to a Third Party shall not be subject to a royalty, provided that such resale or transfer to a Third Party shall be subject to a royalty payment. GE shall pay SonoSite royalties due on Royalty-Based Product Sales occurring in a [**] within [**] of the end of that [**]. Such royalties shall be due for each [**] that, in whole or in part, falls within the Royalty Period.

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Payment shall be made by wire transfer using the account information provided in Section 5.1. Each of the [**] royalty payments shall be accompanied by a written royalty payment report which sets forth: (a) a list of Royalty-Based Products Sold during that [**]; (b) the total Net Sales for Royalty-Based Products Sold in that [**]; and (c) the calculated royalty payment amount due hereunder.

5.3 Prospective Rights. The parties agree that GE’s Initial Payment in Section 5.1 and GE’s ongoing royalty payments in Section 5.2 are payments for prospective rights and licenses to SonoSite’s U.S. Patent No. 5,722,412, and are not payments for any releases of GE by SonoSite pursuant to this Agreement. Any communication by a party with a Third Party, including any communication pursuant to Section 12.3, shall not contradict the terms of this Section 5.3.

5.4 Records. During the Royalty Period, GE shall maintain full, true and accurate records pertaining to GE’s royalty payment reports and royalty payments due to SonoSite at a GE facility or as such records would be kept in the ordinary course of business. GE shall retain such records for a minimum of [**] following the end of the [**] to which they pertain. For a period of [**] after receipt of a royalty payment report and royalty payment under Section 5.2, SonoSite shall have the right to engage a certified public accountant or accounting firm to inspect such records to verify the accuracy of such royalty payment report and royalty payment. Such inspections will be scheduled during normal business hours upon at least [**] prior written notice to GE and will be performed at a location mutually agreeable to both parties (but in the absence of mutual agreement, at the location where such records are kept). Following any inspection under this Section 5.4, the certified public accountant or accounting firm shall deliver a written report to SonoSite and GE, disclosing whether the royalty payment reports submitted by GE are correct or incorrect, whether the royalty payments paid are correct or incorrect, and in each case, shall provide specific details concerning the amounts of any discrepancies and/or any discrepancies in GE’s record-keeping obligations, but shall not disclose to SonoSite any other information confidential to GE. GE shall pay any additional royalty payments due to SonoSite within [**] after GE’s receipt of the written inspection report, together with interest on the overdue royalty payments at an annual rate of [**], assessed from the day payment was initially due. Any excess royalty payments paid by GE to SonoSite shall be credited against future royalty payments owed to SonoSite. SonoSite may exercise its right of inspection no more than [**] during any [**]; provided, however, that if such inspection finds that GE has underpaid its royalty payment obligations under Section 5.2 by more [**], then SonoSite may exercise its right of inspection [**] during such period; and provided further that, during the first [**] of this Agreement, SonoSite may exercise its right of inspection [**]. The cost of any inspection shall be borne by SonoSite; provided, however, that if GE’s royalty payment underpayment amount exceeds [**] of the royalty payments that were to be paid to SonoSite, GE also shall reimburse SonoSite for reasonable out-of-pocket expenses incurred by SonoSite in conducting the audit.

**	Confidential Treatment Requested.

6. DISPUTE RESOLUTION

6.1 General Dispute Resolution Process. During the term of this Agreement, GE and SonoSite agree to resolve their future disputes, with the exception of disputes related to this Agreement, in accordance with the following procedure: First, if either party requests in writing a dispute resolution meeting, authorized representatives from each company shall conduct face-to-face negotiations to attempt to resolve the dispute. If the company representatives are unable to resolve the dispute within [**] of the date of the initial request for a dispute resolution meeting (the “DR Start Date”), a senior manager from each company shall conduct face-to-face negotiations to attempt to resolve the dispute, and shall identify and reserve the services of an independent, impartial mediator who will be available in the event that senior management is unable to resolve the dispute and a demand for non-binding mediation is made. If senior management is unable to resolve the dispute within [**] of the DR Start Date, either party may make a written demand for non-binding mediation within [**] after the date that senior management fails to resolve the dispute. If such a demand is made, the previously identified mediator shall conduct at least a one-day mediation, which shall commence no later than [**] after the date that senior management fails to resolve the dispute, or the earliest date of availability for the identified mediator. The parties each shall designate a representative(s) to meet with the mediator in good faith in an effort to resolve the dispute. The specific format for the mediation shall be left to the discretion of the mediator and the designated party representatives. If the parties are unable to resolve the dispute within [**] after the date that senior management fails to resolve the dispute, then (a) the parties may, at their sole discretion, agree to resolve such dispute through other informal procedural means, including, without limitation, referral to an independent, neutral third party expert, or arbitration, or (b) either party shall be entitled to exercise its rights and remedies at law and in equity if the dispute resolution process described in this Section 6.1 fails to resolve the dispute. For clarity, the time period for the process described in this Section 6.1 shall not exceed [**] after the DR Start Date, unless the parties mutually agree in writing to extend [**].

6.2 Resolution of Agreement-Related Disputes. In the event of a dispute related to either party’s performance under this Agreement, the parties shall apply an expedited dispute resolution process. Under such expedited dispute resolution process (“Expedited Process”), the company representatives shall have [**] after the date of the initial request for a meeting to implement an Expedited Process (the “EP Start Date”) to resolve the dispute; if the company representatives are unable to do so, senior management shall have [**] after the EP Start Date in which to resolve the dispute and to identify and schedule an arbitrator. If senior management is unable to resolve the dispute within [**] after the EP Start Date, either party may make a written demand for binding arbitration within [**] after the date that senior management fails to resolve the dispute. If such a demand is made, the previously identified arbitrator shall conduct at least a one-day arbitration pursuant to AAA rules, which shall commence no later than [**] after the date that senior management fails to resolve the dispute, or the earliest date of availability for the identified arbitrator. Any decision of the arbitrator shall be final.

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6.3 [**]. In addition to the dispute resolution process set forth in Section 6.1, during the [**] following the Effective Date, [**].

7. [**]

7.1 In SonoSite’s sole discretion, SonoSite may elect to [**]. For purposes of clarity, nothing in this Agreement or in any other understanding between the parties shall be deemed to waive SonoSite’s right to assert the doctrine of patent exhaustion with respect to [**].

8. POINT OF CARE ULTRASOUND FOUNDATION

8.1 During the [**] following the Effective Date, GE and SonoSite each agree to equally contribute up to a total of [**] to a new, independent foundation focused on clinical research, education, training, promotion, market-development, medical advancement, scientific knowledge and effective health care delivery in the point of care ultrasound market. Any monetary contributions under this Section 8.1 shall be contingent upon the formation of such a foundation through a separate agreement, under terms and conditions acceptable to both parties. GE and SonoSite shall cooperate in good faith to finalize an agreement that forms such a foundation within [**] of the Effective Date.

9. REPRESENTATIONS & WARRANTIES

9.1 Authority. Each party represents and warrants that it has the corporate power and authority to enter into and to perform its obligations under this Agreement, including without limitation, granting the general releases in Section 3 and the patent licenses and releases in Section 4.

9.2 No Assignment of Claims. Each party hereby represents and warrants that it has not assigned or transferred, or purported to assign or transfer, to any person or entity any Claim, action, right of action, cause of action, liability, obligation or demand released hereunder, and further agrees to indemnify the other party hereto against any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising out of any breach of this representation and warranty.

9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, GE AND SONOSITE MAKE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR THE VALIDITY, SCOPE OR ENFORCEABILITY OF THE PATENTS LICENSED IN SECTION 4.

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9.4 Limitations. Nothing in this Agreement shall be construed as:

(a)	a warranty or representation that anything made, used, sold, offered for sale, imported, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of Third Parties; or

(b)	a requirement that SonoSite or GE shall file any patent application, secure any patent, or maintain any patent in force; or

(c)	an obligation that SonoSite or GE bring or prosecute actions or suits against Third Parties for infringement of the Licensed SonoSite Patents or Licensed GE Patents, respectively; or

(d)	an obligation to furnish any manufacturing or technical information or know-how.

10. ASSIGNMENT

10.1 Assignment by GE. This Agreement has been entered into by SonoSite in reliance upon the particular characteristics of GE and is personal to GE. Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by GE without the express prior written approval of SonoSite, which may not be unreasonably withheld or delayed. Any such assignment absent such express prior written approval of SonoSite shall be null and void. Notwithstanding the foregoing, GE may assign this Agreement without SonoSite’s consent to a successor-in-interest pursuant to a Change of Control if such successor-in-interest agrees to be bound by this Agreement in a writing delivered to SonoSite at the time of or reasonably promptly after such Change of Control, and such successor-in-interest thereafter shall be “GE” for purposes of this Agreement; provided, however, that the rights, licenses, covenants and obligations set forth in this Agreement which inure to the benefit of such successor-in-interest shall extend only to the Licensed GE Products. Should any successor fail to materially meet all terms of this Agreement, such failure shall be subject to the Expedited Process described in Section 6.2. Upon any permitted assignment, this Agreement and all of the rights and obligations of GE under this Agreement shall be binding upon and inure to the benefit of its assignee or successor-in-interest.

10.2 Assignment by SonoSite. This Agreement has been entered into by GE in reliance upon the particular characteristics of SonoSite and is personal to SonoSite. Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by SonoSite without the express prior written approval of GE, which may not be unreasonably withheld or delayed. Any such assignment absent such express prior written approval of GE shall be null and void. Notwithstanding the foregoing, SonoSite may assign this Agreement without GE’s consent to a successor-in-interest pursuant to a Change of Control if such successor-in-interest agrees to be bound by this Agreement in a writing delivered to GE at the time of or reasonably promptly after such Change of Control, and such successor-in-interest thereafter shall be “SonoSite” for purposes of this Agreement; provided, however, that the rights, licenses, covenants and obligations set forth in this Agreement which inure to the benefit of such successor-in-interest shall extend only to the Licensed SonoSite Products. Should any successor fail to materially meet all terms of this Agreement, such failure shall be subject to the Expedited Process described in Section 6.2. Upon any permitted assignment, this Agreement and all of the rights and obligations of SonoSite under this Agreement shall be binding upon and inure to the benefit of its assignee or successor-in-interest.

11. TERM & TERMINATION

11.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until the expiration of the last-to-expire patent of all the patents licensed in Section 4.

11.2 Material Breach. In the event of either party’s or its successor’s material breach of this Agreement, the other party shall provide written notice of the alleged breach (the “Notice of Breach”) to the breaching party (or its successor). If such material breach relates to any provision of this Agreement other than Section 4.4 and remains uncured for thirty (30) days after receipt by the breaching party (or its successor) of such Notice of Breach, then the other party shall follow the dispute resolution procedures set forth under Section 6.2. If such material breach relates to Section 4.4 and constitutes the filing of a reissue, re-examination, interference, opposition, declaratory judgment action or other intentional challenge initiated by the licensee party to the validity or enforceability of licensor party patent(s) for which license rights have been granted under this Agreement, and the breaching party fails to initiate a cure within (30) days after receipt of the Notice of Breach or fails to complete such cure within ninety (90) days after receipt of the Notice of Breach, the non-breaching party may terminate the license rights granted to the breaching party under this Agreement.

12. MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of New York, without regard to or application of choice of law rules or principles.

12.2 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

12.3 Confidentiality of Agreement Terms. The parties hereto shall keep the negotiations leading up to and the terms of this Agreement confidential and shall not divulge such information to any Third Party except: (a) with the prior written consent of the other party; (b) as may be required by any applicable law or legal process, regulation or accounting rules (including, without limitation, any securities laws), including in confidence to legal advisors in their capacity of advising a party in such matters; (c) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with laws, regulations or rules regarding financial transactions; or (d) pursuant to a non-disclosure agreement with a Third Party seeking to acquire, merge or consolidate with a party where such non-disclosure agreement restricts access to the information to only those employees of the Third Party with a need to know; provided however, that in (b) and (c) above, the disclosing party shall use all legitimate and legal means available to minimize the disclosure to Third Parties, including without limitation, seeking a confidential treatment request or protective order whenever appropriate or available. In addition, in the event this Agreement or its terms are sought through discovery or compulsory process of any court, administrative or legislative body, the disclosing party shall first provide the non-disclosing party with at least fourteen (14) days prior written notice such that the non-disclosing party may file a motion to quash or take other appropriate action. Notwithstanding the foregoing, the existence of this Agreement (as distinguished from its terms, which shall remain confidential) is not confidential and may be divulged to Third Parties.

12.4 Information Developed in Connection with the Actions. With the exception of the other party’s confidential information, each party shall retain the right to use and exploit for all purposes any and all documents, information and other work product pertaining to its own patents, patent applications and patent rights that such party and/or its attorneys developed in connection with the Actions.

12.5 Entire Agreement; Headings; Amendments. The terms and conditions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions with respect to such subject matter. Notwithstanding the foregoing sentence, all protective orders, conflict waiver letters with law firms and other agreements executed by the parties that are in effect as of the Effective Date shall not be superseded or modified by this Agreement. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.

12.6 Counterparts. This Agreement may be executed by original or facsimile signature in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

12.7 Notices. All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered personally, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to GE	If to SonoSite
Postal address:	Postal address:
GE Healthcare, RP2131	SonoSite, Inc.
P.O. Box 414	21919 30th Drive SE
Milwaukee, WI 53201	Bothell, WA 98021-3904

Courier address:	Courier Address:
GE Healthcare, RP2131	SonoSite, Inc.
9900 West Innovation Drive	21919 30th Drive SE
Wauwatosa, WI 53226	Bothell, WA 98021-3904

Attn: Legal Dept., Patent Counsel	Attn: General Counsel

Fax: [**]	Fax: [**]

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some act or omission of the addressee, when tendered for delivery. Either party may give written notice of a change of address in accordance with this Section 12.7 and, after notice of such change has been received by the notified party, any notice or request shall thereafter be given to such notifying party at such changed address.

12.8 Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party other than as expressly set forth herein. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between the parties hereto. Neither party shall have authority to waive any applicable privilege or doctrine on behalf of the other party; nor shall any waiver of an applicable privilege of doctrine by the conduct of either party be construed to apply to the other party. Nothing in this Agreement shall be construed to affect the separate and independent representation of the parties by their respective counsel.

12.9 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

12.10 Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

**	Confidential Treatment Requested.

12.11 Further Acts. Each party hereto shall execute, acknowledge and deliver all such further instruments, and do all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

12.12 Construction; Interpretation. This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty and ambiguity in the Agreement shall not be construed or interpreted against either party individually. The terms defined in this Agreement and denoting a singular number only shall include the plural and vice versa.

12.13 Fees and Costs Incurred in the Actions. Each party shall bear its own fees and costs, including without limitation, attorneys’ and experts’ fees and costs, incurred in connection with the Actions.

12.14 No Admission of Liability. This Agreement sets forth the parties’ compromise of disputed claims and neither the promises exchanged between the parties nor any other statements herein are to be construed as an admission of any fault, liability, infringement, wrongdoing or culpability whatsoever on the part of any party with respect to any Claim, counterclaim, obligation or liability released, or any other form of admission with respect to any matter or dispute. The parties expressly deny any such liability, and each party expressly denies allegations of the other party with respect to the Actions.

IN WITNESS WHEREOF, each of the parties hereto has caused this Confidential Settlement and License Agreement to be executed by its duly authorized officer or representative as of the Effective Date:

Dated: October 16, 2009	GENERAL ELECTRIC COMPANY

	By:	/S/ S. OMAR ISHRAK
S. Omar Ishrak
CEO – GE Healthcare Systems

Dated: October 16, 2009	SONOSITE, INC.

	By:	/S/ KEVIN GOODWIN
Kevin Goodwin
President & CEO

Exhibit A

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**	Confidential Treatment Requested.